                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           TETRA TECH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            [TETRA TECH, INC. LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 17, 2000

                            ------------------------

To the Stockholders of
  TETRA TECH, INC.:

    The Annual Meeting of the Stockholders (the "Meeting") of Tetra Tech, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 17, 2000 at 10:00 a.m., Pacific Standard Time, at The Doubletree Hotel located at 199 N. Los Robles Avenue, Pasadena, California 91101, for the following purposes as described in the accompanying Proxy Statement:

    1. To elect five directors to the Board of Directors of the Company to serve for a term of one year and until their successors are duly elected and qualified.

    2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on December 10, 1999 as the record date for the determination of stockholders entitled to vote at the Meeting or any adjournment or adjournments thereof, and only record holders of the Company's common stock at the close of business on that day will be entitled to vote. A copy of the Company's 1999 Annual Report is enclosed with this Notice but is not to be considered part of the proxy soliciting material.

    Each stockholder is cordially invited to be present and to vote in person at the Meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Meeting may vote in person even if he or she previously returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Richard A. Lemmon

                                          Richard A. Lemmon
                                          VICE PRESIDENT AND SECRETARY

Pasadena, California
January 14, 2000

                            [TETRA TECH, INC. LOGO]

                            ------------------------

                          670 NORTH ROSEMEAD BOULEVARD
                           PASADENA, CALIFORNIA 91107

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                              GENERAL INFORMATION

    This Proxy Statement is being sent on or about January 14, 2000 in connection with the solicitation of proxies by the Board of Directors of Tetra Tech, Inc., a Delaware corporation (the "Company"). The proxies are for use at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at 10:00 a.m., Pacific Standard Time, on Thursday, February 17, 2000, at The Doubletree Hotel located at 199 N. Los Robles Avenue, Pasadena, California 91101, and at any meetings held upon adjournment thereof. The record date for the Meeting is the close of business on December 10, 1999 (the "Record Date"), and all holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Meeting and to vote at the Meeting and any meetings held upon adjournment thereof.

    A proxy form is enclosed. Whether or not you plan to attend the Meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to insure that your shares will be voted at the Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Meeting: (a) for the Board of Directors' slate of nominees; and
(b) as recommended by the Board of Directors with regard to all other matters, in its discretion.

    The voting securities of the Company are the outstanding shares of Common Stock. At the Record Date, the Company had 38,461,322 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on all matters to be considered at the Meeting. The Company's Certificate of Incorporation, as amended, does not provide for cumulative voting. In the election of directors, the five candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company presently has five directors, all of whom are elected annually. At the Meeting, the term of office of all directors currently holding office will expire and five directors will be elected to serve for a term of office consisting of the ensuing year and until their respective successors are elected and qualified. Accordingly, the Board of Directors intends to nominate the five incumbent directors named below for election as directors. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

    The persons named as proxies in the accompanying form of proxy have advised the Company that they intend at the Meeting to vote the shares covered by the proxies for the election of the nominees named below. If any one or more of such nominees are unable to serve or for good cause will not serve, the persons named as proxies in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies in the accompanying form of proxy may not vote for a greater number of persons than the number of nominees named herein.

    No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees have any family relationship among themselves or with any executive officer of the Company.

NOMINEES

    The nominees of the Board of Directors are listed below, together with their ages, certain biographical information and all positions and offices with the Company held by them.

NAME                                             AGE                          POSITION
----                                           --------   ------------------------------------------------
Li-San Hwang.................................     64      Chairman of the Board of Directors, President
                                                          and Chief Executive Officer

Daniel A. Whalen.............................     52      Director

J. Christopher Lewis.........................     43      Director

Patrick C. Haden.............................     46      Director

James J. Shelton.............................     83      Director

    Dr. Hwang joined the Company's predecessor in 1967 and has held his present positions since the acquisition by the Company of the Water Management Group of Tetra Tech, Inc., a subsidiary of Honeywell Inc., in March 1988 (the "Acquisition"). Dr. Hwang was named Director of Engineering at the Company in 1972 and a Vice President in 1974. Prior to the Acquisition, Dr. Hwang was Senior Vice President of Operations. He has served as an advisor to numerous government and professional society committees and has published extensively in the field of hydrodynamics. Dr. Hwang is a graduate of the National Taiwan University, Michigan State University and the California Institute of Technology, holding B.S., M.S. and Ph.D. degrees, respectively, in Civil Engineering, specializing in water resources.

    Mr. Whalen has been a member of the Board of Directors of the Company since July 1997. Mr. Whalen is currently serving as an advisor to the President of the Company. He is a former President of Whalen & Company, Inc. (WAC) and a former executive officer of the Company. Mr. Whalen joined the Company and the Board upon the merger of the Company and WAC in June 1997. Prior to founding WAC in 1987, Mr. Whalen co-founded and served as an executive officer of First Cellular Group, Inc., The Microwave Group, Inc., Network Building & Consulting, Inc. and Cellular Development Company. Earlier, he was Vice President-Operations of American Tele-Services, Inc. and Director of Operations of NYNEX Mobile Services.

    Mr. Lewis has been a member of the Board of Directors of the Company since February 1988. Since 1982, Mr. Lewis has been a general partner of Riordan, Lewis & Haden, a Los Angeles-based partnership which invests equity in high-growth middle market companies. Mr. Lewis also serves as a director of SM&A Corporation, a provider of proposal management, systems engineering and information technology services, California Beach Restaurants, Inc., an owner and operator of restaurants, SPAR Group, Inc., a supplier of in-store merchandising and sales services, and several privately-held companies.

    Mr. Haden has been a member of the Board of Directors of the Company since December 1992. Mr. Haden is a general partner of Riordan, Lewis & Haden, which he joined in 1987. Mr. Haden also serves as a director of several privately-held companies.

    Mr. Shelton has been a member of the Board of Directors of the Company since March 1995. Mr. Shelton is a self-employed investor and venture capitalist. He is the former (retired) President of the Baker Drilling Equipment Co., and formerly served as the Director of Corporate Relations and a director of Baker Hughes Incorporated (formerly Baker International Corp.).

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Company's Board of Directors met four times during the fiscal year ended October 3, 1999. Each of the Company's directors attended 75% or more of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served (during the period within which he was a director or member of such committee) during the fiscal year ended October 3, 1999.

    The Company has an Audit Committee which, during the fiscal year ended October 3, 1999, was comprised of Messrs. Lewis and Haden. The function of the Audit Committee is to consult and meet with the Company's auditors and its Chief Financial Officer and other finance and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters. The Audit Committee met twice during the fiscal year ended October 3, 1999.

    The Company has a Compensation Committee which, during the fiscal year ended October 3, 1999, consisted of Messrs. Lewis and Haden. The Compensation Committee reviews the compensation of the Company's Chief Executive Officer and reviews the recommendations of the Chief Executive Officer relating to compensation of certain of the Company's other executive officers. The Compensation Committee also establishes policies relating to the compensation of Company executive officers and other key employees and administers the Company's stock option plans. The Compensation Committee held one meeting during fiscal year 1999. Neither Mr. Haden nor Mr. Lewis was at any time during the fiscal year ended October 3, 1999 or at any other time an officer or employee of the Company.

    The Company does not have a standing nominating committee or any committee performing the functions thereof.

    No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    No nonemployee director of the Company received any cash compensation for service on the Board of Directors or any committee thereof during the fiscal year ended October 3, 1999.

    Under the Company's 1992 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"), an option to purchase 4,768 shares of Common Stock is granted to each nonemployee director of the Company automatically each year, immediately following the annual meeting of stockholders of the Company. Such option vests and becomes exercisable in full on the date of the next annual meeting of stockholders, provided that the optionee is reelected as a director of the Company. The exercise price of stock options granted under the Nonemployee Directors Plan is equal to the fair market value of the Common Stock on the date of grant. During the fiscal year ended October 3, 1999, each director elected at the 1999 Annual Meeting of Stockholders received an option to purchase 4,768 shares of Common Stock at an exercise price of $18.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Company's Board of Directors and the compensation committee of any other company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Bylaws would permit indemnification.

    The Company maintains director and officer liability insurance.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company, where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding the ownership of the Company's Common Stock as of December 10, 1999 (as adjusted to reflect the Company's 5-for-4 stock split, effected in the form of a 25% stock dividend, in June 1999) by (i) all those persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers as a group. Except as otherwise noted, the Company knows of no agreements among its stockholders which relate to voting or investment power over its Common Stock.

                                                           NUMBER OF     PERCENTAGE OF
                                                             SHARES         SHARES
                                                          BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)                                  OWNED         OWNED(1)
---------------------------                               ------------   -------------
Li-San Hwang(2).........................................   2,055,911          5.3%
  Tetra Tech, Inc.
  670 N. Rosemead Blvd.
  Pasadena, California 91107
Daniel A. Whalen(3).....................................   1,928,193          5.0
  c/o Brown Investment Advisory & Trust Company
  19 South Street
  Baltimore, Maryland 21202
Pilgrim Baxter & Associates, Ltd.(4)....................   3,409,431          8.9
  Harold J. Baxter
  Gary I. Pilgrim
  1255 Drummers Lane
  Wayne, Pennsylvania 19087
T. Rowe Price Associates, Inc.(5).......................   2,221,943          5.8
  100 East Pratt Street
  Baltimore, Maryland 21202
J. Christopher Lewis(6).................................     100,360            *
Patrick C. Haden(7).....................................      37,556            *
James J. Shelton(8).....................................      21,320            *
Thomas D. Brisbin(9)....................................      88,146            *
James M. Jaska(10)......................................      83,246            *
William R. Brownlie(11).................................     183,088            *
Richard A. Lemmon(12)...................................      54,435            *
Total beneficial shares of all directors and executive
  officers as
  a group (12) persons(13)..............................   4,876,569         12.7%

------------------------

*   Amount represents less than 1% of the Company's Common Stock.

 (1) Applicable percentages of ownership are based on 38,461,322 shares of Common Stock outstanding on December 10, 1999, adjusted as required by the rules promulgated by the Securities and Exchange Commission (SEC). This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the SEC. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the percentage ownership of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

 (2) Includes 46,354 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999.

 (3) Includes 9,765 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999. Also includes (a) 1,476,749 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen, as Trustees for the Whalen Family Trust U/A/D 4//30/92, (b) 38,750 shares of Common Stock held by Brown Investment Advisory & Trust Company, as Trustee for the Whalen 1997 Charitable Remainder Unitrust, (c) 249,372 shares of Common Stock held by DKW/CRT Investments, and (d) 153,557 shares of Common Stock held by D-K-W Ventures LP. As stated in the Schedule 13G (Amendment No. 1) filed by Brown Investment Advisory & Trust Company (BIATC) and Brown Advisory Incorporated, BIATC has sole voting and dispositive power as to 38,750 of such shares of Common Stock.

 (4) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 9), dated as of January 19, 1999, jointly filed by Pilgrim Baxter & Associates, Ltd., Harold J. Baxter and Gary I. Pilgrim.

 (5) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated as of February 12, 1999, filed by
     T. Rowe Price Associates, Inc.

 (6) Includes 28,608 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999 and stock options that become exercisable on February 17, 2000, assuming Mr. Lewis is reelected as a director.

 (7) Excludes an aggregate of 3,353 shares of Common Stock owned by Mr. Haden's wife as to which Mr. Haden disclaims beneficial ownership. Includes 28,608 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999 and stock options that become exercisable on February 17, 2000, assuming Mr. Haden is reelected as a director.

 (8) Includes 7,016 shares held by James J. Shelton, Sarah Belle Shelton and James J. Shelton, Jr., Trustees of the James J. Shelton and Sarah Belle Shelton Family Trust dated August 19, 1987. Also includes 14,304 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999 and stock options that become exercisable on February 17, 2000, assuming Mr. Shelton is reelected as a director.

 (9) Includes 86,899 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999.

 (10) Includes 82,309 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999.

 (11) Includes 56,271 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999. Also includes an aggregate of 500 shares of Common Stock owned by Dr. Brownlie's minor children.

 (12) Includes 21,922 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999.

 (13) Includes 463,668 shares issuable with respect to stock options exercisable within 60 days after December 10, 1999.

                        EXECUTIVE OFFICERS' COMPENSATION
                             AND OTHER INFORMATION

EXECUTIVE OFFICERS

    The following table sets forth certain information concerning each person who is an executive officer of the Company:

NAME                              AGE                             POSITION
----                            --------   -------------------------------------------------------
Li-San Hwang..................     64      Chairman of the Board of Directors, President and Chief
                                             Executive Officer

Thomas D. Brisbin.............     47      Executive Vice President, Chief Operating Officer

James M. Jaska................     48      Vice President, Chief Financial Officer and Treasurer

William R. Brownlie...........     46      Senior Vice President

Steven A. Gherini.............     54      Vice President

Arkan Say.....................     64      Vice President

Charles R. Faust..............     54      Vice President

Richard A. Lemmon.............     40      Vice President and Secretary

    Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Li-San Hwang. For information concerning the business experience of Dr. Hwang, who is also a director of the Company, see "Proposal No. 1--Election of Directors--Nominees."

    Dr. Brisbin was named Executive Vice President and Chief Operating Officer of the Company in 1996 after the Company acquired Tetra Tech EM Inc. (formerly known as PRC Environmental Management, Inc.). Dr. Brisbin joined Planning Research Corporation (PRC), a wholly-owned subsidiary of The Black & Decker Corporation, in 1978 and was co-founder and President of PRC Environmental Management, Inc. (PRC EMI). During his 17 year tenure at PRC, he was involved in all aspects of marketing, operations and finance. Before joining PRC, he was a research associate at Argonne National Laboratory and an adjunct professor at the Illinois Institute of Technology. Dr. Brisbin holds a B.S. degree from Northern Illinois University and a Ph.D. in Environmental Engineering from Illinois Institute of Technology. He also completed Harvard Business School's Advanced Management Program in 1988.

    Mr. Jaska joined the Company in 1994 as Vice President, Chief Financial Officer and Treasurer. From 1991 to 1994, Mr. Jaska held several operations and management positions at Alliant Techsystems, Inc., in addition to leading the environmental business venture and having operational responsibility for large government defense plants. From 1988 to 1990, he served as the Director of Finance and Business Management at Honeywell Inc.'s Precision Weapons Operations. From 1981 to 1987, he was responsible for environmental affairs at Honeywell Inc. From 1977 to 1981, he managed regulatory affairs dealing with the production of specialty chemicals at Ecolab, Inc. Mr. Jaska also served as an advisor to numerous governmental and professional committees. Mr. Jaska holds B.S. and M.S. degrees from Western Illinois University and completed an executive management program through Harvard University.

    Dr. Brownlie joined the Company in 1981, has been a Vice President since 1988 and was named a Senior Vice President in December 1993. He has managed several large government environmental support programs and serves as head of one of the Company's largest operating units. Dr. Brownlie has managed several large government environmental support programs and serves as one of our Division Managers. Dr, Brownlie is a registered Civil Engineer with a technical background in hydrology, hydraulics, water quality analysis and numerical modeling. Dr. Brownlie holds B.S. and M.S. degrees in Civil

Engineering at the State University of New York at Buffalo, and earned a Ph.D. in Civil Engineering from the California Institute of Technology.

    Mr. Gherini joined the Company in 1976. Mr. Gherini has served as Program Manager on a variety of contracts involving chemistry, water quality control and water quality modeling, and served as Division Vice President prior to being named to his present position in 1988. He is the author of numerous technical publications and is the developer of several models for pollutant fate and transport. He has served on two National Academy of Science panels. Mr. Gherini is a registered engineer with B.S. and M.S. degrees in Civil Engineering from Stanford University, and a M.S. degree in Aquatic Chemistry from Harvard University.

    Mr. Say joined Edward H. Richardson & Associates (a firm that was acquired by the Company's predecessor in 1981 and became a division of the Company in
1991) in 1958 and was named to his present position in 1988. He has authored several publications on site development, engineering and storm drainage.
Mr. Say holds a B.S. in Civil Engineering from Robert College in Istanbul, Turkey and a M.S. in Civil Engineering from the University of Delaware.

    Dr. Faust, Vice President of the Company since 1988 and President of HSI GeoTrans, Inc. ("HSG"), a subsidiary of the Company, co-founded GeoTrans, Inc., a predessesor of HSG, in 1979. In addition to his management responsibilities, he is engaged in the quantitative assessment and investigation of highly technical groundwater problems. He has published 23 articles and has co-authored a book on groundwater modeling. Dr. Faust holds B.S. and Ph.D. degrees in Geology from Pennsylvania State University.

    Mr. Lemmon, Vice President and Secretary, joined the Company in 1981. Until 1985, he served in several technical capacities. He transferred to Corporate Human Resources, and was promoted to Corporate Manager of Human Resources in 1987. Following the Company's divestiture from Honeywell, Inc., Mr. Lemmon structured and managed the Company's Risk Management, Human Resource and Office Leasing programs. In 1990, he was promoted to Director of Administration and in 1994 assumed responsibility for contracts administration and was elected as the Company's Secretary. In November 1995, Mr. Lemmon was elected a Vice President. Mr. Lemmon holds a B.A. degree in Business Administration.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid or accrued by the Company to the Chief Executive Officer and to each of the four additional most highly compensated executive officers for each of the fiscal years in the three-year period ended October 3, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               ----------------------------------
                                                                                       AWARDS            PAYOUTS
                                           ANNUAL COMPENSATION                 -----------------------   --------
                              ----------------------------------------------   RESTRICTED   SECURITIES
                                                               OTHER ANNUAL      STOCK      UNDERLYING     LTIP       ALL OTHER
                                          SALARY     BONUS     COMPENSATION     AWARD(S)     OPTIONS/    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR       ($)        ($)         ($) (1)         ($)        SARS ($)      ($)           ($)
---------------------------   --------   --------   --------   -------------   ----------   ----------   --------   -------------
Li-San Hwang................    1999     195,000          0        1,801(2)        0          15,000        0           8,350(3)
  Chairman, Chief Executive     1998     185,000     85,000          601           0          15,625        0          10,266
  Officer and President         1997     185,000     80,000        1,087           0           9,766        0          10,317

Thomas D. Brisbin...........    1999     160,000     40,000       15,743(4)        0           3,750        0           9,550(5)
  Executive Vice President,     1998     150,000     95,000        3,600           0           4,688        0           9,079
  Chief Operating Officer       1997     150,000     50,000            0           0               0        0          34,058

James M. Jaska..............    1999     150,000          0        5,400(6)        0          10,000        0           8,696(7)
  Vice President,               1998     120,000     60,000        4,950           0           3,125        0           7,060
  Chief Financial Officer       1997     110,000     50,000        5,400           0          23,438        0           5,826
  and Treasurer

William R. Brownlie.........    1999     117,000     30,000       16,458(8)        0           3,750        0           7,000(9)
  Senior Vice President         1998     115,000     35,000        5,400           0           3,906        0           6,890
                                1997     114,000     30,000        5,400           0           3,906        0           6,043

Richard A. Lemmon...........    1999     118,000     30,000        5,400(10)       0           7,500        0           6,898(11)
  Vice President and            1998     100,000     35,000        4,950           0           3,125        0           5,871
    Secretary
                                1997      87,000     30,000        5,400           0          13,672        0           4,608

------------------------------

 (1) No named executive officer received other annual compensation in excess of the lesser of $50,000 or 10% of such officer's compensation in fiscal 1999.

 (2) Comprised of $74 in automobile allowances and $1,699 in benefits and premiums paid by the Company to Dr. Hwang pursuant to the Executive Medical Reimbursement Plan.

 (3) Comprised of $8,350 of Company contributions to its Retirement Plan.

 (4) Comprised of $5,400 in automobile allowances and $10,343 in relocation reimbursements.

 (5) Comprised of $9,550 of Company contributions to its Retirement Plan.

 (6) Comprised of $5,400 in automobile allowances.

 (7) Comprised of $8,696 of Company contributions to its Retirement Plan.

 (8) Comprised of $5,400 in automobile allowances and $11,058 in personal time payouts.

 (9) Comprised of $7,000 of Company contributions to its Retirement Plan.

 (10) Comprised of $5,400 in automobile allowances.

 (11) Comprised of $6,898 of Company contributions to its Retirement Plan.

    The following table sets forth information concerning options granted to each of the named executive officers during fiscal 1999:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                  INDIVIDUAL GRANTS                        ANNUAL RATES OF
                                 ----------------------------------------------------        STOCK PRICE
                                   NUMBER OF      % OF TOTAL                              APPRECIATION FOR
                                  SECURITIES     OPTIONS/SARS   EXERCISE                     OPTION TERM
                                  UNDERLYING      GRANTED TO    OR BASE                 ---------------------
                                 OPTIONS/SARS    EMPLOYEES IN    PRICE     EXPIRATION      5%          10%
NAME                             GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE       ($)(2)      ($)(2)
----                             -------------   ------------   --------   ----------   ---------   ---------
Li-San Hwang...................     15,000           1.69        16.60      12/09/08     156,600     396,900
Thomas D. Brisbin..............      3,750           0.42        16.60      12/09/08      39,150      99,225
James M. Jaska.................     10,000           1.13        16.60      12/09/08     104,400     264,600
William R. Brownlie............      3,750           0.42        16.60      12/09/08      39,150      99,225
Richard A. Lemmon..............      7,500           0.85        16.60      12/09/08      78,300     198,450

------------------------

(1) All options are incentive stock options and were granted under the Company's 1992 Incentive Stock Plan. Such options vest over four year periods at an annual rate of 25% beginning on the first anniversary of the date of grant.

(2) Potential realizable value is determined by multiplying the exercise or base price per share by the stated annual appreciation rate compounded annually for the term of the option (10 years), subtracting the exercise or base price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

    The following table sets forth information concerning the aggregate number of options exercised during fiscal 1999 by each of the named executive officers:

                  OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                       OPTIONS/SARS         OPTIONS/SARS
                                                                        AT FY-END            AT FY-END
                                           SHARES                    ----------------   --------------------
                                         ACQUIRED ON      VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                     EXERCISE(#)   REALIZED($)   UNEXERCISABLE(#)   UNEXERCISABLE($)(1)
----                                     -----------   -----------   ----------------   --------------------
Li-San Hwang...........................          0             0      33,204/34,655        277,296/97,693
Thomas D. Brisbin......................          0             0      84,790/28,629       633,079/173,739
James M. Jaska.........................          0             0      76,830/25,285       747,045/111,143
William R. Brownlie....................          0             0      49,959/10,150        556,085/34,600
Richard A. Lemmon......................          0             0      17,373/17,598        153,174/68,675

------------------------

(1) Value is determined by subtracting the exercise price from the fair market value of $16.53 per share (the closing price for the Company's Common Stock as reported by the Nasdaq Stock Market as of October 1, 1999) and multiplying the remainder by the number of underlying shares of Common Stock.

BONUS PROGRAMS

    The Board of Directors awards, at its discretion, annual bonuses to its executive officers based upon recommendations made by the Compensation Committee (as to Dr. Hwang) and Dr. Hwang (as to the other executive officers) concerning individual performance and the Company's achievement of certain operating results. The Company maintains a separate bonus program for other key employees. Under that program, the Company is divided into 20 operating units. If the operating profit for any operating unit determined on an annual basis following the conclusion of the fiscal year exceeds the targeted percentage for that year, then a bonus equal to 25% of the amount in excess of the target is allocated to that profit center and the group manager divides it among group members in his or her discretion based upon individual performance.

1992 INCENTIVE STOCK PLAN

    The Company's 1992 Incentive Stock Plan (the "Plan") was adopted by the Company's Board of Directors on December 1, 1992 and was subsequently approved by the Company's stockholders. The Plan provides for the granting of incentive stock options, nonqualified stock options and rights to purchase restricted stock to key employees and officers of the Company or any of its subsidiaries, including directors who are also key employees or officers of the Company and its subsidiaries. The maximum number of shares of Common Stock authorized for issuance under the Plan is 5,761,718.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors on November 15, 1995 and was subsequently approved by the Company's stockholders. The Purchase Plan provides for the granting of Purchase Rights to purchase Common Stock to regular full-time and regular part-time employees and officers of the Company or any of its subsidiaries, including directors who are also employees or officers of the Company or any of its subsidiaries. Under the Purchase Plan, 1,098,632 shares may be issued upon the exercise of Purchase Rights.

    Each Purchase Right lasts for a period of 52 weeks (a "Purchase Right Period"). Prior to the beginning of each Purchase Right Period, employees may elect to contribute fixed amounts to the Purchase Plan during that Purchase Right Period to purchase Common Stock. The maximum amount that an employee can contribute during a Purchase Right period is $4,000, and the minimum contribution per payroll period is $25.

    Under the Purchase Plan, the exercise price of a Purchase Right will be the lesser of 100% of the fair market value of such shares (based upon its closing price on the Nasdaq Stock Market) on the first day of the Purchase Right Period or 85% of the fair market value on the last day of such Period. Employees' contributions to the Purchase Plan are automatically used to purchase Common Stock on the last day of the Purchase Right Period unless an employee elects to withdraw from the Purchase Plan or is terminated prior to that date. If the Company is sold, all Purchase Rights will become exercisable immediately preceding the sale. Employees who elect to suspend their contributions can elect either to withdraw their contributions or leave those amounts in the Purchase Plan to be used to purchase Common Stock at the end of the Purchase Right Period.

RETIREMENT PLANS

    THE COMPANY RETIREMENT PLAN. The Company maintains a combined discretionary profit-sharing contribution and 401(k) retirement plan (the "Retirement Plan") covering all employees of the Company and its subsidiaries and related participating employers. The Retirement Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the 401(k) portion of the Retirement Plan is intended to qualify under Section 401(k) of the Code.

    Under the terms of the Retirement Plan, each eligible employee may elect to defer up to 15% of base compensation or the maximum 401(k) contribution allowed under Federal law and to have such deferred amount contributed to the Retirement Plan on his or her behalf. The Company makes a matching contribution to each employee who elects to participate in the 401(k) portion of the Retirement Plan. In addition, the Board of Directors may elect to have the Company make a profit sharing contribution that will be allocated among the eligible participants in the ratio that each participant's gross base compensation bears to the total gross base compensation of all eligible employees. Company matching and profit sharing contributions fully vest upon the earlier of the employee's retirement, death, disability, or fifth year of service. Benefits under the Retirement Plan are generally distributed in the form of a lump sum following a participant's retirement, death, disability or termination of employment. Benefits may be distributed prior to termination of employment under certain circumstances including hardship. The Company pays all costs associated with the administration of the Retirement Plan.

    OTHER RETIREMENT PLANS.  SCM Consultants, Inc., McNamee, Porter &
Seeley, Inc., the Sentrex Group of Companies, MFG, Inc., Collins/Pina Consulting Engineers, Inc., BAHA Communications, Inc., Cosentini Associates, Inc. and PDR Engineers, Inc., subsidiaries of the Company, participate in separate retirement plans covering their respective employees.

EXECUTIVE MEDICAL REIMBURSEMENT PLAN

    The Executive Medical Reimbursement Plan (the "Medical Plan"), which was established by the Company's predecessor in 1975 for the benefit of the Company's executive officers, reimburses participants, their spouses and covered children for medical expenses not covered by the Company's regular group medical plan. In effect, this Medical Plan provides participants with 100% medical coverage for all allowable medical expenses. During the fiscal year ending October 3, 1999, premiums totaling $3,427 were paid by the Company in connection with the Medical Plan. At the present time, Messrs. Hwang and Gherini are the only executive officers covered by the Medical Plan and the Company does not intend to offer the Medical Plan to any additional executive officers in the future.

CERTAIN TRANSACTIONS

    Patrick C. Haden, a director and stockholder of the Company, is of counsel to the law firm of Riordan & McKinzie, Los Angeles, California. Riordan & McKinzie acts as general counsel to the Company. Certain principals and employees of Riordan & McKinzie beneficially own shares of the Company's Common Stock.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee (the "Committee") of the Board of Directors oversees the general compensation policies of the Company, oversees the compensation plans, establishes the specific compensation of Dr. Hwang, the Company's Chief Executive Officer, reviews the Chief Executive Officer's recommendations as to the specific compensation levels for the other executive officers and oversees the Company's stock incentive plans. The Compensation Committee is composed of two independent non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

    COMPENSATION POLICY AND PROGRAMS. The Committee's responsibility is to provide a strong and direct link among stockholder values, Company performance and executive compensation through its oversight of the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement the Company's short- and long-term business objectives and to focus executive efforts on the fulfillment of these objectives.

    Each year the Committee has conducted a full review of the Company's executive compensation program. It has been the Committee's practice to establish target levels of compensation for senior officers consistent with that of companies comparable in size and complexity to the Company, as well as companies which are direct business competitors of the Company. After review of data relating to all aspects of compensation paid by such groups of companies, actual compensation of the Company's executive officers is subject to increase or decrease by the Committee from targeted levels according to the Company's overall performance and the individual's efforts and contributions. A significant portion of executive compensation is directly related to the Company's financial performance and is therefore at risk. Total compensation for the Company's senior management is composed of base salary, near-term incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock options. The Committee retains the discretion to adjust the formula for certain items of compensation so long as total compensation reflects overall corporate performance and individual achievement.

    BASE SALARY. In establishing base salary levels for senior officer positions, the Committee and Dr. Hwang consider levels of compensation at similarly situated companies and at direct competitors, levels of responsibility and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Committee and Dr. Hwang consider individual performance, including the accomplishment of short- and long-term objectives, and various subjective criteria including initiative, contribution to overall corporate performance and leadership ability.

    In fiscal 1999, the annual base salary of Dr. Hwang was determined by the Committee based on comparable chief executive salaries of a peer group of companies and of direct competitors referred to above, the Company's overall performance and profitability in fiscal 1999, Dr. Hwang's efforts and contributions to the Company and Dr. Hwang's ownership interest in the Company.

    BONUSES. The Company's executive officers are eligible for annual bonuses based upon recommendations made by Dr. Hwang (as to the other executive officers) and the Compensation Committee (as to Dr. Hwang) based upon their individual performance and the Company's achievement of certain operating results.

    Amounts of individual awards are based principally upon the results of the Company's financial performance during the prior fiscal year. The amount of awards for senior officers are within guidelines established by the Committee and Dr. Hwang as a result of their review of total compensation for senior management of peer companies and competitors. The actual amount awarded, within these guidelines, will be determined principally by the Committee's and Dr. Hwang's assessment of the individual's contribution to the Company's overall financial performance. Consideration is also given to factors such as the individual's successful completion of a special project, any significant increase or decrease in the level of the participant's executive responsibility and the Committee's and Dr. Hwang's evaluation of the individual's overall efforts and ability to discharge the responsibilities of his or her position. In fiscal 2000, cash bonuses related to performance in fiscal 1999 paid to three of the five named executive officers ranged from $30,000 to $40,000, and ranged from 25% to 26% of such officers' base salaries.

    STOCK OPTIONS. In fiscal 1992, the Committee adopted the Company's 1992 Incentive Stock Plan (the "1992 Plan"). The purpose of the 1992 Plan is to provide incentives and reward the contributions of key employees and officers for the achievement of long-term Company performance, as measured by earnings per share and the market value of the Common Stock. The Committee and Dr. Hwang set guidelines for the number and terms of stock option or restricted stock awards based on factors similar to those considered with respect to the other components of the Company's compensation program, including comparison with the practices of peer group companies and direct competitors. In the event of unsatisfactory corporate performance, the Committee may decide not to award stock options or restricted stock in any given fiscal year although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. The awards under the 1992 Plan are designed to align the interests of executives with those of the stockholders. Generally, stock options become exercisable in cumulative installments over a period of four years, but the individual forfeits any installment which has not vested during the period of his or her employment.

    Under the 1992 Plan, the Compensation Committee awarded stock options in fiscal 1999 to all named executive officers.

    INTERNAL REVENUE CODE SECTION 162(M). Under Section 162 of the Internal Revenue Code of 1986, as amended, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                          COMPENSATION COMMITTEE

                                          J. Christopher Lewis
                                          Patrick C. Haden

                              COMPANY PERFORMANCE

    The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies) Index and a Company-constructed Peer Group Index (as defined below). The graph assumes that the value of an investment in Common Stock and in each such index was $100 on October 1, 1994, and that all dividends have been reinvested. The Company-constructed Peer Group Index includes the following companies: E A Engineering, Science & Technology, Inc., Ecology & Environment, Inc., Harding Lawson Associates Group, Inc., ICF Kaiser International, Inc., IT Group, Inc., TRC Companies, Inc., URS Corporation and Roy F. Weston, Inc. The Company believes that the companies included in the Peer Group Index are among the primary competitors of the Company.

    The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company's Common Stock.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
               TETRA TECH, NASDAQ STOCK MARKET (U.S. COMPANIES),
                  AND TETRA TECH'S SELF-CONSTRUCTED PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    NASDAQ STOCK
                       Tetra Tech          Market      Peer Index
10/3/1994                  $100.0          $100.0          $100.0
1/3/1995                    $90.7           $98.2           $85.7
4/3/1995                   $105.3          $108.3           $86.9
7/3/1995                   $123.3          $123.9           $89.0
9/29/1995                  $155.0          $138.7           $93.4
1/3/1996                   $151.7          $139.4           $86.5
4/3/1996                   $145.0          $149.0           $75.0
7/3/1996                   $164.6          $158.4           $76.8
9/27/1996                  $197.9          $165.1           $71.0
1/3/1997                   $168.8          $175.4           $68.2
4/3/1997                   $116.7          $162.1           $63.0
7/3/1997                   $191.7          $196.6           $73.9
9/26/1997                  $206.3          $225.5           $90.8
1/2/1998                   $213.5          $213.1           $84.0
4/3/1998                   $253.9          $250.1           $95.4
7/2/1998                   $256.5          $254.3           $93.5
10/2/1998                  $271.4          $219.1           $74.7
12/31/1998                 $352.4          $298.2          $102.2
4/1/1999                   $271.8          $338.0           $93.3
7/2/1999                   $303.1          $372.4          $122.4
10/1/1999                  $269.1          $372.2           $97.7
                     Oct. 3, 1994  Sept. 29, 1995  Sept. 27, 1996  Sept. 26, 1997  Oct. 2, 1998  Oct. 1, 1999
Tetra Tech                 $100.0          $155.0          $197.9          $206.3        $271.4        $269.1
Nasdaq Stock Market        $100.0          $138.7          $165.1          $225.5        $219.1        $372.2
Peer Index                 $100.0           $93.4           $71.0           $90.8         $74.7         $97.7

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") requires the Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock (collectively, "Insiders") to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and the Nasdaq Stock Market, and to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that its Insiders complied with all applicable Section 16 filing requirements for fiscal 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche LLP, certified public accountants, acted as Company's independent auditors and audited the consolidated financial statements of the Company for the fiscal year ended October 3, 1999. The Company has been advised that Deloitte & Touche LLP is independent with respect to the Company within the meaning of the Securities Act of 1993, as amended, and the applicable published rules and regulations thereunder. A representative of that firm is expected to be present at the Meeting and the representative is expected to be available to respond to appropriate questions. The Board of Directors has recommended that Deloitte & Touche LLP be appointed as the Company's auditors for fiscal 2000.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Any stockholder who wishes to present a proposal for action at the 2001 Annual Meeting of Stockholders and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than September 1, 2000 in such form as required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters to be presented at the Meeting, but, if other matters do properly come before the Meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

    A copy of the Company's 1999 Annual Report for the fiscal year ended
October 3, 1999 is being mailed to each stockholder of record together with this Proxy Statement.

    The Company has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended October 3, 1999. This Report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which are not included in the 1999 Annual Report. A COPY OF THIS REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Investor Relations, Tetra Tech, Inc., 670 North Rosemead Boulevard, Pasadena, California 91107; telephone number (626) 351-4664. The Annual Report and Form 10-K are not part of the Company's soliciting material.

                                          By Order of the Board of Directors

                                          /s/ Richard A. Lemmon

                                          Richard A. Lemmon
                                          Vice President and Secretary

Pasadena, California
January 14, 2000

COMMON STOCK
PROXY                           TETRA TECH, INC.
BOARD OF DIRECTORS

    The undersigned hereby appoints Li-San Hwang and Richard A. Lemmon, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $.01 par value ("Common Stock"), of TETRA TECH, INC. which the undersigned is entitled to vote, at the Annual Meeting of the Stockholders of TETRA TECH, INC. to be held at The Doubletree Hotel, 199 N. Los Robles Avenue, Pasadena, California 91101 on Thursday, February 17, 2000 at 10:00 a.m., Pacific Standard Time, and at any and all adjournments thereof, on the proposals set forth below and any other matters properly brought before the Meeting.

1.  ELECTION OF DIRECTORS            FOR all nominees       WITHHOLD AUTHORITY
                                  / / listed below       / / to
                                     (except as marked to   vote for all
                                     the contrary below)    nominees

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE BOX NEXT TO THE NOMINEE'S NAME BELOW.)

    / /LI-SAN HWANG  / /J. CHRISTOPHER LEWIS  / /PATRICK C. HADEN
    / /JAMES J. SHELTON  / /DANIEL A. WHALEN

 2.   SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      THE DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

    Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

    All proxies to vote at said Meeting or any adjournment thereof heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated January 14, 2000 is acknowledged.

    Please mark, sign, date and return this Proxy in the accompanying prepaid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TETRA TECH, INC.

                                                    Dated: _______________, 2000
                                                    ____________________________
                                                            (Signature)

                                                    ____________________________
                                                            (Signature)

                                                  Please sign exactly as your
                                                  name appears hereon. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney, as
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.